UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

Sagent Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-35144

Delaware	98-0536317
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 N. Roselle Road, Suite 700, Schaumburg, Illinois 60195

(Address of principal executive offices, including zip code)

(847) 908-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 1, 2014, Sagent Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and its wholly-owned subsidiary, Sagent Acquisition Corp., a Canadian company (“Acquisition Corp” and together with the Company, “Sagent”) entered into a Share Purchase Agreement (the “SPA”) with the several shareholders (the “Sellers”) of Omega Laboratories Limited and 7685947 Canada Inc. (collectively, “Omega”), a privately held Canadian pharmaceutical and specialty healthcare products company. Pursuant to the SPA, Acquisition Corp. acquired all of the issued and outstanding shares of the capital stock of Omega (the “Acquisition”) in exchange for approximately $85.3 million (C$95.0 million), subject to post-closing adjustments for working capital, indebtedness and cash outlays related to Omega’s capital expansion project as provided in the SPA. Pursuant to the SPA, the Company agreed to guarantee the timely and complete performance of all obligations of Acquisition Corp. set forth in the SPA.

The Acquisition was completed on October 1, 2014 in accordance with the terms and conditions of the SPA. The cash consideration payable at closing was funded by Sagent from available cash on hand.

The SPA contains customary representations and warranties from the Sellers regarding their capacity to enter into the SPA, their ownership of and ability to sell the shares owned by them and certain business, financial and operational matters related to Omega. The Sellers have agreed to indemnify Acquisition Corp. in respect of breaches of representations and warranties, covenants and certain other matters, including indebtedness, taxes and environmental matters, subject to certain terms, conditions and limitations specified in the SPA.

The SPA includes certain post-closing covenants of Sagent, including an agreement to cause Omega to perform certain contractual commitments related to its capital expansion project.

The foregoing summary of the SPA does not purport to be complete and is qualified in its entirety by reference to the complete terms of the SPA, a copy of which the Company has filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

The SPA has been included as an exhibit to this Current Report on Form 8-K to provide you with information regarding its terms, and is not intended to provide any other factual information about Sagent, the Sellers or Omega. The SPA contains representations and warranties that the parties thereto made to each other as of a specific date. The assertions embodied in such representations and warranties were made solely for purposes of the SPA and the transactions contemplated thereby among the respective parties thereto and may be subject to important qualifications and limitations agreed to by the parties thereto.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 1, 2014, the Company completed the Acquisition in exchange for approximately $85.3 million (C$95.0 million), subject to post-closing adjustments for working capital, indebtedness and cash outlays related to Omega’s capital expansion project as provided in the SPA. As a result of the completion of the Acquisition, Omega is now a wholly-owned subsidiary of the Company.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.

Item 8.01 Other Events.

On October 1, 2014, the Company issued a press release announcing the completion of the Acquisition, as described above under Items 1.01 and 2.01 of this Current Report on Form 8-K. A copy of the press release regarding the transaction is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The Company intends to file the financial statements required by Item 9.01(a) of Form 8-K with respect to its acquisition of Omega within the time period allowed for such filing pursuant to Item 9.01(a)(4) of Form 8-K.

(b) Pro Forma Financial Information

The Company intends to furnish the pro forma financial information required by Item 9.01(b) of Form 8-K with respect to its acquisition of Omega within the time period allowed for such filing pursuant to Item 9.01(b)(2) of Form 8-K.

(d) The following exhibits are being furnished with this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Share Purchase Agreement, dated October 1, 2014, by and between Sagent Pharmaceuticals, Inc., Sagent Acquisition Corp. and the several shareholders of Omega Laboratories Limited and 7685947 Canada Inc.

99.1	Sagent Pharmaceuticals, Inc. Press Release, dated October 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGENT PHARMACEUTICALS, INC.

Date: October 2, 2014		/s/ MICHAEL LOGERFO
	Name:	Michael Logerfo
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary